AMENDMENT NO. 3
TO THE
AGREEMENT OF LIMITED PARTNERSHIP
OF
WRT REALTY L.P.

This Amendment is made as of March 23, 2012 by and among Winthrop Realty Trust, an Ohio real estate investment trust (the “General Partner”), as the general partner of WRT Realty L.P., a Delaware limited partnership (the “Partnership”), and WRT-TRS Management Inc., a Delaware corporation, as the limited partner of the Partnership, for the purpose of amending the Agreement of Limited Partnership of the Partnership, dated as of January 1, 2005, as amended by Amendment No. 1 to Agreement of Limited Partnership of the Partnership, dated as of December 1, 2005 and Amendment No. 2 to Agreement of Limited Partnership of the Partnership, dated as of November 28, 2011 (the “Partnership Agreement”) to issue additional Partnership Interests in the form of Series D Preferred Units.  Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

WHEREAS, the Board of Trustees (the “Board”) of the General Partner met and approved on November 2, 2011 certain resolutions classifying and designating 1,840,000 preferred shares of beneficial interest of the General Partner as Series D Preferred Shares (as defined below);

WHEREAS, the General Partner filed a Certificate of Designations to the Second Amended and Restated Declaration of Trust (the “Declaration of Trust”) with the Secretary of State of Ohio on November 22, 2011, establishing a series of preferred shares of beneficial interest of the General Partner, designated the “Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share” (the “Series D Preferred Shares”);

WHEREAS, on November 28, 2011, the Partners amended the Partnership Agreement to create an additional class of Partnership Interests in the form of Series D Preferred Units having designations, preferences and other rights that are substantially the same as the economic rights of the Series D Preferred Shares, and classifying and designating 1,840,000 Partnership Interests as Series D Preferred Units;

WHEREAS, on November 28, 2011, the General Partner issued 1,600,000 Series D Preferred Shares;

WHEREAS, the Board of the General Partner met and approved on March 13, 2012 certain resolutions classifying and designating an additional 2,980,000  preferred shares of general interest of the General Partner as Series D Preferred Shares;

WHEREAS, the General Partner filed a Certificate of Designations to the Declaration of Trust with the Secretary of State of Ohio on March 21, 2012,classifying and establishing an additional 2,980,000 preferred shares of beneficial interest of the General Partner as Series D Preferred Shares;

WHEREAS, on the date hereof, the General Partner issued 3,220,000 additional Series D Preferred Shares; and

WHEREAS, the General Partner, has determined that, in connection with the issuance of the additional Series D Preferred Shares, it is necessary and desirable to amend the Partnership Agreement to classify and designate additional Partnership Interests as Series D Preferred Units.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

Section 1.                      Article I of the Partnership Agreement is hereby amended by modifying the following definitions:

“Series D Certificate of Designations” means the Certificate of Designations of the General Partner in connection with its REIT Series D Preferred Shares, as filed with the Ohio Secretary of State on November 22, 2011 and the Certificate of Designations of the General Partner in connection with its REIT Series D Preferred Shares, as filed with the Ohio Secretary of State on March 21, 2012, collectively.

Section 2.                      Section 2 of Amendment No. 2 to the Partnership Agreement is hereby amended by deleting Section 2.1 thereof and replacing such Section with the following new Section 2.1, and by deleting Section 2.2(A) thereof and replacing such Section with the following new Section 2.2(A):

Section 2.1                      Designation and Number.  A series of Limited Partnership Interests in the Partnership designated as the “9.25% Series D Cumulative Redeemable Preferred Units” (the “Series D Preferred Units”) is hereby established, with the rights, priorities and preferences set forth herein. The number of Series D Preferred Units shall be 4,820,000.

Section 2.2.                      Distributions

A.           Payment of Distributions.  Pursuant to Section 5.1 of the Partnership Agreement and subject to the rights of holders of Parity Preferred Units as to the payment of distributions, the General Partner, as holder of the Series D Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, cumulative preferential cash distributions in an amount equal to the Series D Priority Return. Such distributions shall be cumulative, shall accrue from and include the original date of issuance of the Series D Preferred Units or from the most recent Distribution Payment Date to which full cumulative distributions have been paid on the Series D Preferred Units, and will be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears, on the last calendar day of March, June, September and December of each year commencing on December 30, 2011, and (ii) in the event of a redemption of Series D Preferred Units, on the date on which the Series D Preferred Units are redeemed (each a “Series D Preferred Unit Distribution Payment Date”).  If any date on which distributions are to be made on the Series D Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Section 3.                      To the extent any provisions of this Amendment are inconsistent with the provisions of the Partnership Agreement, the provisions of this Amendment shall control.

Section 4.                      The Partnership hereby issues 3,220,000 Series D Preferred Units to the General Partner.

Section 5.                      Exhibit A to the Partnership Agreement is hereby replaced by Exhibit A attached hereto.

Section 6.                      Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

WRT REALTY L.P.

By:	Winthrop Realty Trust, an Ohio real estate investment trust, its General Partner

By:
Name:
Title:

WRT-TRS MANAGEMENT INC.

By:
Name:
Title:

[Signature Page to Amendment No. 3 to Agreement of Limited Partnership]

EXHIBIT A

Partners And Percentage Interest

General Partner Interests

	OP Units
Name	Class	Number	Percentage Interest

Winthrop Realty Trust	Common	32,987,395	99.8%

Limited Partnership Interests

	OP Units
Name	Class	Number	Percentage Interest

Winthrop Realty Trust	Series D Preferred Units	4,400,000	100%

WRT-Trs Management Inc.	Common	66,107.2%